Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of U.S. Energy Systems, Inc. on Form S-8 (No. 333-31030), Form S-8 (No. 333-75690), Form S-3 (No. 333-36307), Form S-3 (No. 333-36232), Form S-3 (No. 333-55872) and Form S-3 (No. 333-87264) of our report dated March 31, 2006, on the Consolidated Financial Statements of U.S. Energy Systems, Inc. and subsidiaries as of December 31, 2005, and for the year then ended, which report appears in its 2006 Annual Report, on Form 10-K.

/s/ EISNER LLP

New York, New York

June 4, 2007